                                                                     Exhibit 4.2


                            MONRO MUFFLER BRAKE, INC.
                   1989 EMPLOYEES' INCENTIVE STOCK OPTION PLAN


                    AMENDMENT, dated as of January 25, 1994


                   WHEREAS, Monro Muffler Brake, Inc., a New York corporation (the "Corporation"), amended and restated as of December 23, 1992 the Monro Muffler Brake, Inc. 1989 Employees' Incentive Stock Option Plan (the "1989 Plan"); and


                   WHEREAS, in order to maintain the benefits of the incentive inherent in increased ownership of the Corporation's common stock, par value $.01 per share ("Common Stock"), by employees of the Corporation or its subsidiaries, the Board of Directors of the Corporation desires to increase the amount of shares of Common Stock authorized for awards under the 1989 Plan, pursuant to the exercise of stock options, from 135,750 to 337,750;


                   NOW, THEREFORE, subject to ratification by the shareholders of the Corporation, the 1989 Plan is hereby amended as follows:


                   1. By deleting "135,750 shares" from Section 3(a) of the 1989 Plan and inserting in its place "337,750 shares".


                   2. Except as hereinabove amended, the 1989 Plan shall remain in full force and effect.



Dated approved by


         Board of Directors - January 25, 1994
         Shareholders - August 1, 1994